Exhibit 99.1
Brantley Capital Corp. Files Lawsuit Against its Former Advisor and Affiliates

FOR FURTHER INFORMATION		FOR IMMEDIATE RELEASE
CONTACT:	Warren Antler The Altman Group (212) 400-2605
PURCHASE, N.Y. — February 9, 2007 — Brantley Capital Corp. (BBDC.PK) today announced that it filed a lawsuit on February 7, 2007 in the Court for Common Pleas in Cuyahoga County, Ohio alleging various wrongful acts by the former management of Brantley Capital Corp, including Brantley Capital Management LLC, Messrs. Robert P. Pinkas, Paul H. Cascio, Shawn Wynn, Michael J. Finn, Tab Keplinger and affiliated entities. The Company’s complaint alleges that the wrongful acts by its former management caused the Company to incur significant financial losses, the total amounts of which are to be determined at trial. A copy of the complaint has been filed with the Securities and Exchange Commission and is available at www.sec.gov.
The Company’s lawsuit includes allegations relating to conduct that is also at issue in a class action lawsuit that was filed in November 2006 against the Company and Messrs. Pinkas, Finn and Keplinger.
The Fund
Brantley Capital Corporation is a publicly-traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies.